Exhibit 3.97

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•      First:              The name of this Corporation is United States Nutrition, Inc.

•      Second:          Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The registered agent in charge thereof is Corporation Service Company.

•      Third:            The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•      Fourth:          The amount of total authorized capital stock of this corporation is One Thousand Dollars ($1,000) divided into 1,000 shares of one Dollar ($1.00) each.

•      Fifth:              The name and mailing address of the incorporator are as follows:

Name:	Irene B. Fisher, Esq.

Mailing Address:	90 Orville Drive
Bohemia, NY 11716

•      I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 19th day of September, 2003.

By:	/s/ Irene B. Fisher
(Incorporator)

NAME:	IRENE B. FISHER
(Type or Print)